Exhibit 99.1

Mercantile Bank Corporation Raises Additional $15 Million of Subordinated Notes

GRAND RAPIDS, Mich., January 14, 2022 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile” or the "Company”) today announced that it has issued an additional $15 million of its 3.25% fixed-to-floating rate subordinated notes due 2032 (the “Notes”) in a private placement. The offering is an expansion of the $75 million offering completed December 15, 2021 and was completed on the same terms as the prior offering and under the existing Indenture. The Notes bear a fixed rate of 3.25% for the first five years and will reset quarterly thereafter to the then current three-month SOFR rate plus 212 basis points. The Company intends to use the net proceeds from the offering for general corporate purposes.

“We are very pleased to have the opportunity to expand our capital raise with these additional funds,” said Robert B. Kaminski Jr., President and CEO of Mercantile. “The proceeds will further enhance our ability to capitalize on our strong commercial loan growth and current loan pipeline, which we believe will remain robust into 2022.”

Raymond James & Associates, Inc. served as the sole placement agent for the offering. Dickinson Wright PLLC served as legal counsel to the Company and Dinsmore & Shohl LLP served as legal counsel to the placement agent.

This press release is for informational purposes only and shall not constitute an offer to sell, or the solicitation of an offer to buy, the Notes and shall not constitute an offer, solicitation or in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $5.2 billion and operates 44 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains statements or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods. Any such statements are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates; significant declines in the value of commercial real estate; market volatility; demand for products and services; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, and the failure to meet client expectations and other facts; changes in the method of determining Libor and the phase-out of Libor; changes in the national and local economies, including the ongoing disruption to financial market and other economic activity caused by the COVID-19 pandemic; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Investors are cautioned not to place undue reliance on any forward-looking statements contained herein.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President & CEO	Executive Vice President & CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com